Exhibit 99.3

Consent of Independent Valuation Expert

Phillips Edison Grocery Center REIT I, Inc.:

We hereby consent to the reference to our name and description of our role in the valuation process of certain real estate assets of Phillips Edison Grocery Center REIT I, Inc. (the “Company”) included in the Annual Report on Form 10-K for the year ended December 31, 2015, and incorporated by reference into the Company’s Registration Statement on Form S-8. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ KPMG LLP

Chicago, Illinois

August 3, 2016